BioScrip, Inc. Reports EPS of $0.04 for Third Quarter 2007 and YTD Profitability; Nine Months’ Operating Income Improves By $19.7 Million Over 2006
October 31, 2007
ELMSFORD, N.Y.—(BUSINESS WIRE)—November 1, 2007—BioScrip, Inc. (Nasdaq: BIOS) today reported third quarter 2007 net income of $1.7 million, or $0.04 per diluted share, on revenues of $298.1 million. Operating profit for the quarter was $3.2 million and EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) was $5.5 million. Compared to the third quarter 2006, net income increased $5.1 million or $0.13 per diluted share. In addition, revenues increased $17.2 million and operating income increased $7.1 million, both over the same period.
Chairman and CEO, Richard H. Friedman, stated, “BioScrip is committed to delivering value to our patients, partners and shareholders and our quarterly results indicate that we are achieving these objectives. Driven by the development of new business, along with market forecasts for increases in specialty and biotech drug expenditures, BioScrip will continue to strengthen its market position and further execute on its strategic initiatives.”
Third Quarter Reported Results
Total revenue for the third quarter 2007 was $298.1 million compared to $280.9 million for the same period a year ago.
Third quarter 2007 Specialty Services revenue was $244.5 million, an increase of $24.5 million, or 11.2% over the prior year, due primarily to additional revenues associated with preferred drug distribution arrangements with manufacturers as well as increased sales in our community pharmacies and new business resulting from Medicare’s Competitive Acquisition Program (“CAP”). CAP revenue increased 26.8% over second quarter 2007 and as a result of the August 1, 2007 election period, physician enrollments in CAP increased 36.8% to 3,352. Third quarter 2007 PBM Services revenue was $53.6 million, a decrease of $7.3 million, or 12.0%, as compared to the third quarter of 2006. The decline in revenue is primarily due to the loss of previously reported PBM customers.
Gross profit for the third quarter 2007 was $35.7 million, or 12.0% of total revenue, compared to $29.7 million, or 10.6% of total revenue, for the same period of 2006. Gross profit improved primarily due to favorable sales mix and improved drug acquisition costs.
Third quarter 2007 operating expenses decreased $1.1 million to $32.5 million, or 10.9% of total revenue from 12.0% of total revenue for the third quarter of 2006. The decrease is primarily due to cost reduction efforts, lower bad debt expense as a result of improved credit and collection efforts and reduced amortization of intangibles partially offset by employee incentives resulting from improved performance.

Nine-Month Period Reported Results
For the nine-month period ended September 30, 2007, net income was $0.8 million, or $0.02 per share compared to net loss of $10.3 million, or $0.28 per share in the same period a year ago. Revenues increased $29.3 million to $889.5 million for the nine-month period ended September 30, 2007 from $860.2 million reported in the same period of last year despite the previously reported loss of significant PBM customers ($54.1 million). Specialty Services revenue increased 13.2% to $717.5 million for the nine-month period ended September 30, 2007 from $634.1 million reported in the same period of last year.
Conference Call Information
BioScrip will host a conference call to discuss third quarter 2007 financial results on Thursday, November 1, at 10:00 a.m. EDST. Interested parties may participate in the conference call by dialing 800-926-4402 (US), or 212-231-2902 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. EDST on November 1, through 12:00 p.m. ET on November 7, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21353934. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical health care organization that partners with patients, physicians, health care payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 2 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s trend towards a return to profitability.

CONTACT:	BioScrip, Inc. Craig Allison, 914-460-1636 Investor Relations callison@bioscrip.com

BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Receivables, less allowance for doubtful accounts of $13,079 and $13,774 at September 30, 2007 and December 31, 2006 respectively	125,297	135,139
Inventory	33,383	33,471
Prepaid expenses and other current assets	1,473	2,090

Total current assets	160,153	170,700
Property and equipment, net	10,287	10,409
Other assets and investments	467	681
Goodwill	114,824	114,991
Intangible assets, net	6,261	8,675

Total assets	$291,992	$305,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$36,158	$52,895
Accounts payable	54,487	51,724
Claims payable	6,379	9,548
Amounts due to plan sponsors	4,617	10,280
Accrued expenses and other current liabilities	12,058	9,230

Total current liabilities	113,699	133,677
Deferred taxes	12,097	9,946
Unrecognized tax benefits	4,028	—

Total liabilities	129,824	143,623

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 41,028,984 shares issued and 37,667,268 outstanding at September 30, 2007; 40,680,233 shares issued and 37,488,257 outstanding at December 31, 2006,	4	4
Treasury stock, 2,282,734 and 2,247,150 shares at cost	(8,158)	(8,002)
Additional paid-in capital	241,425	239,315
Accumulated deficit	(71,103)	(69,484)

Total stockholders’ equity	162,168	161,833

Total liabilities and stockholders’ equity	$291,992	$305,456

Schedule 2
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Net Income (loss)	$1,666	$(3,389)	$801	$(10,254)
Addback items:
Amortization of intangibles	484	1,639	2,414	4,899
Depreciation	1,060	1,079	3,111	3,153
Interest	728	916	2,668	2,098
Taxes	760	(1,499)	2,323	(5,723)
FAS 123R stock option expense	764	590	1,681	1,720

Earnings before interest, taxes, depreciation amortization and stock option expense (EBITDAO)	$5,462	$(664)	$12,998	$(4,107)

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenue	$298,133	$280,916	$889,478	$860,219
Cost of revenue	262,451	251,213	787,529	771,391

Gross profit	35,682	29,703	101,949	88,828
% of Revenue	12.0%	10.6%	11.5%	10.3%
Operating expenses
Selling, general and administrative expenses	31,278	29,232	88,938	88,350
Bad debt expense	766	2,804	4,805	9,458
Amortization of intangibles	484	1,639	2,414	4,899

Total operating expenses	32,528	33,675	96,157	102,707
% of Revenue	10.9%	12.0%	10.8%	11.9%
Income (loss) from operations	3,154	(3,972)	5,792	(13,879)
Interest (expense), net	(728)	(916)	(2,668)	(2,098)
Income (loss) before income taxes	2,426	(4,888)	3,124	(15,977)
Provision for (benefit from) income taxes	760	(1,499)	2,323	(5,723)

Net income (loss)	$1,666	$(3,389)	$801	$(10,254)

Basic weighted average shares	37,603	37,385	37,532	37,270

Diluted weighted average shares	38,480	37,385	37,957	37,270

Basic net income per share	$0.04	$(0.09)	$0.02	$(0.28)

Diluted net income per share	$0.04	$(0.09)	$0.02	$(0.28)